As filed with the United States Securities and Exchange Commission on October 11, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SWITCH, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	82-1883953
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7135 S. Decatur Boulevard

Las Vegas, NV 89118

(702) 444-4111

(Address, including zip code, of principal executive offices)

SWITCH, INC. 2017 INCENTIVE AWARD PLAN

(Full title of the plans)

Rob Roy

Founder, Chief Executive Officer and Chairman

Switch, Inc.

7135 S. Decatur Boulevard

Las Vegas, NV 89118

(702) 444-4111

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Shayne Kennedy Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, CA 92626 (714) 540-1235	Thomas Morton, Esq. Chase Leavitt, Esq. 7135 S. Decatur Boulevard Las Vegas, NV 89118 (702) 444-4111

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Emerging growth company	☒

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.001 par value per share
	19,275,104(2)	$17.00(3)	$327,676,768.00	$40,795.76
	5,724,896(4)	$17.00(5)	$97,323,232.00	$12,116.74
Total	25,000,000		$425,000,000.00	$52,912.50

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A common stock, par value $0.001 per share (“Class A Common Stock”) that become issuable under the Registrant’s 2017 Incentive Award Plan (the “2017 Incentive Award Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.
(2)	Represents 19,275,104 shares of Class A Common Stock available for future grants under the 2017 Incentive Award Plan.
(3)	For purposes of computing the registration fee only. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the initial public offering price of the Class A Common Stock ($17.00 per share).
(4)	Represents 5,724,896 shares of Class A Common Stock available for issuance under stock options granted under the 2017 Incentive Award Plan on October 5, 2017, immediately following the determination of the initial public offering price in the Registrant’s initial public offering.
(5)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is $17.00, which is the weighted average exercise price of the outstanding awards granted under the 2017 Incentive Award Plan and referenced above in footnote 4.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plan are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Switch, Inc. (the “Company”) with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to (a) below and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to (b) below are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Company’s prospectus dated October 5, 2017, in connection with the Company’s registration statement on Form S-1, as amended (File No. 333-220405), and all amendments and exhibits to such registration statement; and

(b) the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 4, 2017 (File No. 001-38231), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nevada law provides the Company with the power to indemnify any of its directors and officers. Either the director or officer must have conducted himself/herself in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the Company’s best interests; a presumption that he or she acted in good faith, on an informed basis and with a view to the interests of the corporation must not have been rebutted; or the acts must not have constituted a breach of a fiduciary duty of such officer or director involving intentional misconduct, fraud or a knowing violation of law. In a criminal action not by the Company or in its right, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful. The Company’s amended and restated articles of incorporation that will be in effect on the closing of the Company’s initial public offering permit indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by Nevada law, and the Company’s amended and restated bylaws that will be in effect on the closing of the Company’s initial public offering provide that the Company will indemnify its directors and officers and permit the Company to indemnify its employees and other agents, in each case to the maximum extent permitted by Nevada law, and provide that the Company must pay a director’s or officer’s expenses as they are incurred and in advance of the final disposition of the proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.

The Company has entered into indemnification agreements with its directors and officers, whereby the Company has agreed to indemnify its directors and officers to the fullest extent permitted by Nevada law, against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was the Company’s director, officer, employee, or agent or is or was serving at the Company’s request as a director, officer, employee or agent of Switch, Ltd., or another corporation, partnership, joint venture, trust or other enterprise. At present, there is no pending litigation or proceeding involving a director or officer of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

The Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Form of Amended and Restated Articles of Incorporation of Switch, Inc., to be in effect upon the consummation of the Company’s initial public offering (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-220405) filed on September 8, 2017)

4.2	Form of Amended and Restated Bylaws of Switch, Inc., to be in effect upon the consummation of the Company’s initial public offering (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-220405) filed on September 8, 2017)

4.3	Switch, Inc. 2017 Incentive Award Plan (incorporated herein by reference to Exhibit 10.7 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-220405) filed on September 25, 2017)

5.1*	Opinion of Greenberg Traurig, LLP

23.1*	Consent of PricewaterhouseCoopers LLP as to Switch, Inc.

23.2*	Consent of PricewaterhouseCoopers LLP as to Switch, Ltd.

23.3*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of the Registration Statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada on the 11th day of October, 2017.

SWITCH, INC.

By:	/s/ Rob Roy
Rob Roy
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rob Roy, Thomas Morton, and Gabe Nacht, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rob Roy	Chief Executive Officer and Director	October 11, 2017
Rob Roy	(Principal Executive Officer)

/s/ Gabe Nacht	Chief Financial Officer	October 11, 2017
Gabe Nacht	(Principal Financial Officer and Accounting Officer)

/s/ Zareh Sarrafian	Director	October 11, 2017
Zareh Sarrafian

/s/ Donald Snyder	Director	October 11, 2017
Donald Snyder

/s/ Tom Thomas	Director	October 11, 2017
Tom Thomas

/s/ Bryan Wolf	Director	October 11, 2017
Bryan Wolf